HI-TECH PHARMACAL ACQUIRES EXCLUSIVE RIGHTS TO NAPRELAN(R)

Amityville, NY, June 21, 2004--- Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) announced today that the Company has acquired perpetual, royalty free, exclusive rights to market and distribute Naprelan(R) (naproxen sodium) controlled-release tablets in the United States, its territories and Puerto Rico. Elan Pharmaceuticals, Inc ("Elan") had provided the underlying rights to Stat-Trade, Inc. ("STI"), a company providing biomedical product development support and regulatory services to biotechnology and pharmaceutical companies, and STI simultaneously assigned its rights to the license to Hi-Tech. Naprelan(R) is a non-steroidal anti-inflammatory agent that has been specially formulated using Elan's patented IPDAS(TM) (Intestinal Protective Drug Absorption System) technology. Naprelan(R) offers the convenience of once-daily dosing and is indicated for the treatment of rheumatoid arthritis, osteoarthritis, ankylosing, spondylitis, tendonitis, bursitis, acute gout, primary dysmenorrhea, and mild to moderate pain. The Agreement covers all FDA approved strengths of Naprelan(R). Under the terms of a supply agreement, Elan will manufacture Naprelan(R) for Hi-Tech.

As consideration for the acquisition, Hi-Tech paid $3 million in cash and an additional approximately $400,000 for the existing product inventory. For future consulting services, Hi-Tech will be paying STI an on going fee based on net profits on the sales generated by Naprelan(R).

Net Sales for Naprelan(R) in the United States in 2003 were approximately $3 million.

David Seltzer, President and CEO of Hi-Tech, commented: "We are very pleased with the licensing agreement that gives us marketing rights to Naprelan(R). We anticipate that this transaction will be accretive to earnings beginning this fiscal year. We are excited about this brand and plan to employ various marketing strategies to promote Naprelan(R), including the possibility of a marketing partner to fully maximize its potential."

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Statements concerning future results in this release may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. These statements involve a number of risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those expressed or implied in the forward-looking statements and these statements are not guarantees of the future performance.

Contact:
Bill Peters
(631) 789-8228